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                                    May 11, 1995



Primary Access Corporation
12230 World Trade Drive
San Diego, CA 92128


3Com Corporation
5400 Bayfront Plaza
Santa Clara, CA 95052

     Re: Merger pursuant to the Agreement and Plan of Reorganization (the "Agreement), dated March 21, 1995, between 3Com Corporation, a California corporation ("3Com"), Anuinui Acquisition Corporation, a California corporation ("Sub"), and Primary Access Corporation, a California corporation ("Primary Access")

Gentlemen:

     This opinion is being delivered to you pursuant to Section 7.5 of the Agreement and Plan of Reorganization (the "Agreement") by and among 3Com Corporation, a California corporation ("3com"), Anuinui Acquisition Corporation, and a wholly-owned subsidiary of 3Com ("Sub"), and Primary Access Corporation, a California corporation, ("Primary Access"), dated as of March 21, 1995. Pursuant to the Agreement, Sub will merge with and into Primary Access (the "Merger"), and Primary Access will become a wholly-owned subsidiary of 3Com.

     Except as otherwise provided, capitalized terms referred to herein have the meanings set forth in the Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

     We have acted as legal counsel to 3Com and Sub in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined (or will examine on or prior to the Effective Date of the Merger) and are relying (or will rely) upon (without any independent investigation or review thereof), the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents:

     1.   The Agreement;

     2. The Registration Statement (the "Registration Statement") on Form S-4 (File No. 33-5823) initially filed by 3Com with the Securities and Exchange Commission (the "Commission") on March 23, 1995, for the purpose of registering the 3Com Common Stock to be issued in connection with the Merger under the Securities Act of 1933, as amended; and the final Prospectus in the form filed with the Commission on March 23, 1995, pursuant to Rule 424(b) under the Act; and the


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Primary Access Corporation                                          May 11, 1995
3Com Corporation                                                          Page 2


documents incorporated by reference into the Registration Statement, as amended, and into the final Prospectus.

     3. Representations made to us by 3Com and Sub in a letter dated May 11, 1995 (the "3Com Letter");

     4. Representations made to us by Primary Access in a letter dated May 10, 1995 (the "Primary Access Letter");

     5    Representations made by certain shareholders of Primary Access in certain Affiliates' Letters or Continuity of Interest Certificates; and

     6. Such other instruments and documents related to the formation, organization and operation of 3Com, Primary Access and Sub or to the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate.

     In connection with rendering this opinion, we have assumed or obtained representations (and are relying thereon, without any independent investigation or review thereof) that:

     1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Date of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof;

     2. The Merger will be effective under the laws of the State of California;

     3. The shareholders of Primary Access do not, and will not on or before the Effective Date of the Merger, have an existing plan or intent to dispose of any amount of 3Com Common Stock to be received in the Merger (or to dispose of Primary Access capital stock in anticipation of the Merger) such that the shareholders of Primary Access will not receive and retain a meaningful continuing equity ownership in 3Com that is sufficient to satisfy the continuity of interest requirements as specified in Treas. Reg. Section 1.368-1(b) and as interpreted in certain Internal Revenue Service rulings and federal judicial decisions;

     4. After the Merger, Primary Access will hold "substantially all" of its and Sub's properties within the meaning of Section 368(a)(2)(E)(i) of the Code and the regulations promulgated thereunder;


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Primary Access Corporation                                          May 11, 1995
3Com Corporation                                                          Page 3


     5. To the extent any expenses relating to the Merger (or the "plan of reorganization" within the meaning of Treas. Reg. Section 1.368-1(c) with respect to the Merger) are funded directly or indirectly by a party other than the incurring party, such expenses will be within the guidelines established in Revenue Ruling 73-54, 1973-1 C.B. 187;

     6. No Primary Access shareholder guaranteed any Primary Access indebtedness outstanding during the Pre-Merger Period (as defined in the 3Com Letter), and at all relevant times, including as of the Effective Date of the Merger, (i) instruments or arrangements not denominated as equity of Primary Access, 3Com or Sub has not or will not represent equity or tax purposes; and
(ii) no outstanding equity of Primary Access, 3Com or Sub has or will represent indebtedness for tax purposes;

     7. At all relevant times 3Com will control Primary Access. As used in the preceding sentence "control" shall have the meaning set forth in Section 368(c) of the Code; and

     8. As to all matters in the 3Com Letter or the Primary Access Letter in which a signatory thereto has represented that such signatory either is not a party to, does not have, or is not aware of, any plan, intention, understanding or agreement, there is in fact no such plan, intention, understanding or agreement.

     Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that, for federal income tax purposes, the Merger will be a "reorganization" as defined in Section 368(a) of the Code and (i) no gain or loss will be recognized by the shareholders of Primary Access who exchange all of their shares of Primary Access stock solely for 3Com Common Stock pursuant to the Merger; (ii) the aggregate basis of the 3Com Common Stock received by the Primary Access shareholders who exchange all of their shares of the Primary Access stock for 3Com Common Stock will be the same as the aggregate basis of the shares of the Primary Access stock surrendered in exchange therefor; and
(iii) the holding period of the 3Com Common Stock received in such exchange will include the period during which the shares of the Primary Access stock exchanged therefor were held, provided such shares of the Primary Access stock were held as a capital asset on the Effective Date.

     We are also of the opinion that the statements in the Prospectus under the caption "Certain Federal Income Tax Considerations" to the extent they constitute matters of law or legal conclusions with respect thereto, are correct in all material respects.


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Primary Access Corporation                                          May 11, 1995
3Com Corporation                                                          Page 4


     In addition to the assumptions set forth above, the opinions expressed in this letter are subject to the exceptions, limitations and qualifications set forth below.

     1. This opinion letter addresses only the classification of the Merger as a reorganization under Section 368(a) of the Code and the tax consequences expressly set forth above. This opinion letter does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger). In particular, we express no opinion regarding (i) whether and the extent to which any Primary Access shareholder who has provided or will provide services to Primary Access, 3Com or Sub will have compensation income under any provision of the Code; (ii) the effects of such compensation income, including but not limited to the effect upon the basis and holding period of the 3Com Common Stock received by any such shareholder in the Merger;
(iii) the potential application of the "golden parachute" provisions (Section 280G, 3121(v)(2) and 4999) of the Code, the alternative minimum tax provisions (Sections 55, 56 and 57 of the Code) or Sections 108,305,306,357,424, and 708 of the Code, or the regulations promulgated thereunder; (iv) the corporate level tax consequences of the Merger to 3Com, Sub or Primary Access, including without limitation the recognition of any gain and the survival and/or availability, after the Merger, of any of the federal income tax attributes or elections of Primary Access, after application of any provision of the Code, as well as the regulations promulgated thereunder and judicial interpretations thereof; (v) the basis of any equity interest in Primary Access acquired by 3Com in the Merger; (vi) the tax consequences of any transaction in which Primary Access stock or a right to acquire Primary Access stock was received;
(vii) the tax consequences of the Merger to holders of options, warrants or other rights to acquire Primary Access stock; and (viii) the tax consequences of the Merger (including the opinion set forth above) as applied to specific shareholders of Primary Access or that may be relevant to particular classes of Primary Access shareholders such as dealers in securities, corporate shareholders subject to the alternative minimum tax, foreign persons, and holders of shares acquired upon exercise of stock options or in other compensatory transactions.

     2. No opinion is expressed as to (i) any transaction other than the Merger as described in the Agreement (including without limitation any transaction in which the Primary Access capital stock that was exchanged in the Merger was acquired by the exchanging shareholder) or (ii) any transaction whatsoever (including the Merger) if all the transactions described in the Agreement are not consummated in accordance with the terms of the Agreement and without waiver or breach of any material provision thereof, or if any of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. in the event any one of the statements, representations, warranties or assumptions upon


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Primary Access Corporation                                          May 11, 1995
3Com Corporation                                                          Page 5


which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

3. This opinion letter represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

     4. This opinion letter is given for the purpose of satisfying the condition set forth in Section 7.5 of the Agreement and is intended solely for your benefit and the benefit of Primary Access shareholders. This opinion may not be relied upon by any other person or entityor for any other purpose, and may not be made available to any other person or entity, without our prior written consent. We do hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement, the Prospectus constituting a part thereof and any further amendments thereto. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

                                        Very truly yours,

                                        /s/ GRAY CARY WARE & FREIDENRICH

                                        GRAY CARY WARE & FREIDENRICH